Exhibit 23






                       Consent of Independent Accountants


Ford Motor Company
One American Road
Dearborn, Michigan


Re:    Ford Motor Company Registration Statement
       Nos. 33-64605, 33-61107, 33-58255, 33-54737, 33-54283
       33-50238, 33-36043, 33-19036, 2-95018, 333-27993,
       333-49547, 333-58701, 333-47445, 333-37536, 333-38586,
       333-40260, and 333-61886 on Form S-8

We consent to the incorporation by reference in the above Registration Statements of our report dated June 4, 2001, to the Board of Directors of Ford Motor Company with respect to the financial statements of the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees at December 30, 2000 and 1999, and for the year ended December 30, 2000, which is included in this Annual Report on Form 11-K.



/s/PricewaterhouseCoopers LLP
400 Renaissance Center
Detroit, Michigan 48243
June 4, 2001